EXHIBIT 10.35

SECRETARY’S CERTIFICATE

The undersigned, Assel Mussina, hereby certifies that she is the duly appointed Corporate Secretary of Freedom Holding Corp., a Nevada Corporation (the “Corporation”) and that, as such, she is duly authorized to execute and deliver this Secretary’s Certificate (the “Certificate”) on behalf of the Corporation, and she hereby further certifies on behalf of the Corporation that the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board”) at a duly convened regular meeting of the Board held on March 30, 2026 with respect to the annual compensation of Jason Kerr, Chief Legal Officer of the Corporation:

RESOLVED, that, upon recommendation of the Compensation Committee of the Board, the Board hereby approves the following annual compensation of Jason Kerr, Chief Legal Officer of the Corporation, effective as of April 1, 2026:

(i)    an annual base salary in the gross amount of USD 1,650,000;
(ii)    an annual cash bonus of up to USD 500,000 in a specific amount as may be recommended by the Compensation Committee and determined by the Board at a later date; and,
(iii)    an annual stock bonus of up to USD 750,000 in a specific amount as may be recommended by the Compensation Committee and determined by the Board at a later date.

IN WITNESS WHEREOF, the undersigned has executed this Secretary’s Certificate on behalf of the Corporation as of this 31 day of March, 2026.

FREEDOM HOLDING CORP.

/signed/     /seal/
Assel Mussina, Corporate Secretary